UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 12, 2006

AT&T Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

_______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 12, 2006, AT&T Inc. ("AT&T") entered into a $6 billion, five-year revolving credit agreement (the "Agreement") with certain investment and commercial banks. The available credit under the Agreement will increase by an additional $4 billion in the event AT&T completes its pending acquisition of BellSouth Corporation (“BellSouth”) before March 6, 2007. This incremental amount is intended to replace BellSouth’s existing credit facility which would be terminated upon completion of the acquisition. AT&T has the right to request the lenders to further increase their commitments (i.e., raise the available credit) up to an additional $2 billion provided no event of default under the Agreement has occurred. AT&T also has the right to terminate, in whole or in part, amounts committed by the lenders under the Agreement in excess of any outstanding advances; however, any such terminated commitments may not be reinstated.

The obligations of the lenders under the Agreement to provide advances will terminate on July 12, 2011, unless prior to that date either: (i) AT&T reduces to $0 the commitments of the lenders under the Agreement or (ii) certain events of default occur. The Agreement also provides that AT&T and all or some of the lenders may agree to extend their commitments under the Agreement for an additional one year beyond the July 12, 2011 termination date (with a potential one-year further renewal), under certain circumstances.

In the event advances are made under the Agreement, those advances would be used for general corporate purposes, which could include repayment of maturing commercial paper. Advances bear interest, at AT&T's option, either:

•

at a variable annual rate equal to the higher of: (a) the base (or prime) rate of the bank affiliate of Citibank, N.A. which is serving as administrative agent under the Agreement, (b) ½% per annum above the average 3-month certificate of deposit rate (adjusted upwards to reflect bank reserve costs), and (c) ½% per annum above the Federal funds rate, or

•

at a rate equal to: (i) the London interbank offered rate ("Libor") (adjusted upwards to reflect any bank reserve costs) applicable to the term requested, plus (ii) a rate (“Applicable Margin”) based on AT&T’s unsecured long-term debt ratings assigned by Standard & Poor’s (“S&P”) and by Moody’s Investors Service (“Moody’s”) at the time of the advance. In the case of Libor rate loans, this interest rate will increase by an additional amount per annum, also based on AT&T’s unsecured long-term debt ratings, at any time outstanding advances exceed 50% of total commitments (“Utilization Fee”).

If AT&T’s unsecured long-term debt is rated A+ by S&P or A1 by Moody’s, then the Applicable Margin will be 0.135% per annum and the Utilization Fee will be 0.025% per annum. If AT&T’s unsecured long-term debt is rated A by S&P and A2 by Moody’s, then the Applicable Margin will be 0.15% per annum and the Utilization Fee will be 0.05% per annum. If AT&T’s unsecured long-term debt is rated A- by S&P (or below) and A3 by Moody’s (or below), the Applicable Margin will be 0.19% per annum and the Utilization Fee will remain unchanged at 0.05% per annum.

AT&T will pay a facility fee (“Facility Fee”) equal to 0.04% of the commitment amount per annum if its unsecured long-term debt is rated at least A+ or A1. The Facility Fee will be 0.05% per annum if AT&T's unsecured long-term debt ratings are A and A2 and will be 0.06% per annum in the event AT&T’s unsecured long-term debt ratings are A- and A3 (or below).

In the event that AT&T’s unsecured long-term debt ratings are split by S&P and Moody’s, then the Facility Fee and the Applicable Margin will be determined by the higher of the two ratings, except that in the event the lower of such ratings is more than one level below the higher of such ratings, then the Facility Fee and Applicable Margin will be determined based on the level that is one level above the lower of such ratings.

As of the date of this filing, AT&T’s unsecured long-term debt is rated A by S&P and A2 by Moody’s. S&P and Moody’s may change their ratings at any time and AT&T disclaims any obligation to provide notice of any changes to these ratings.

Advances under the Agreement are not conditioned on the absence of a material adverse change. Repayment of all advances must be made no later than the date on which lenders are no longer obligated to make any advances under the Agreement.

The Agreement contains a negative pledge covenant, which requires that, if at any time AT&T or a subsidiary pledges assets or otherwise permits a lien on its properties, advances under the Agreement will be ratably secured, subject to specified exceptions. The Agreement also contains a debt-to-EBITDA financial ratio covenant that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of:

(a) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as indebtedness on AT&T's consolidated balance sheet, to (b) AT&T's Consolidated Net Income for such quarter plus to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges and (iv) extraordinary non-cash losses and minus, to the extent included in determining such Consolidated Net Income, the aggregate amount of (A) interest income, (B) income tax benefit and (C) extraordinary non-cash gains, for the four quarters then ended of not more than 3.0 to 1.

For purposes of this covenant, Consolidated Net Income means, for any period, the net income of AT&T and its consolidated subsidiaries, determined on a consolidated basis for such period in accordance with GAAP, adjusted to exclude the effect of (a) equity gains or losses in unconsolidated entities, (b) any extraordinary or other non-recurring non-cash gain or loss (including non-cash restructuring charges and non-cash charges for discontinued operations), (c) any gain or loss on the disposition of investments, and (d) future changes to Financial Accounting Standard Nos. 87 and 106 relating to pension and postretirement benefits. In the event the Borrower acquires or disposes of a material business (as defined in the Agreement) and pro forma financial statements are provided under Regulation S-X of the Securities and Exchange Commission, then Consolidated Net Income would be as shown on those statements, subject to the adjustments described above.

Defaults under the Agreement, which would permit the lenders to accelerate required payment and which would increase the Applicable Margin by 2% per annum, include the following:

•	Non-payment of principal or interest, fees and other amounts under the Agreement beyond any applicable grace period,
•

Failure by AT&T or any subsidiary to pay when due other debt of $250 million or more that results in acceleration of that debt (commonly referred to as "cross-acceleration") or commencement by a creditor of enforcement proceedings within a specified period after a money judgment of $250 million or more has become final,

•

Acquisition by any person of beneficial ownership of more than 50% of AT&T common shares or a change of more than a majority of AT&T's directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a "change in control"),

•	Material breaches of representations or warranties in the Agreement,
•	Failure to comply with the negative pledge or debt-to-EBITDA ratio covenants described above,
•	Failure to comply with other covenants under the Agreement for a specified period after notice,
•	Failure by AT&T or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974 (ERISA), and
•	Specified events of bankruptcy or insolvency.

The description of the Agreement contained in these Items 1.01 and 2.03 does not purport to be complete and is qualified in its entirely by reference to the Agreement, which is incorporated by reference as Exhibit 10-ll to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

This Agreement replaces AT&T’s $6 billion, three-year revolving credit agreement, entered into on October 18, 2004 under AT&T’s former name SBC Communications Inc. with certain investment and commercial banks, which was terminated on July 12, 2006.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

10-ll   Five-Year Credit Agreement dated as of July 12, 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Inc.

By:	/s/ John J. Stephens

John J. Stephens

Senior Vice President and Controller

Date: July 12, 2006